Exhibit 99.1
Richard Lewis Communications, Inc.
public relations • advertising • marketing
35 West 35th Street, Suite 505, New York, NY 10001-2205
Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2007 THIRD QUARTER RESULTS
     New York, November 5, 2007 -NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the third quarter ended September 30, 2007. Net earnings for the three months ending September 30, 2007 were $3.8 million, or $.41 per diluted share, compared with $8.6 million, or $.93 per diluted share, for the third quarter of 2006. Net earnings for the nine months ended September 30, 2007 totaled $21.6 million, or $2.35 per diluted share, compared with $22.4 million, or $2.45 per diluted share, for the nine months ended September 30, 2006.
     Gross premiums written of $52.2 million and net premiums written of $38.5 million for the third quarter of 2007 increased by 5% and 13%, respectively, over the same period of 2006. Net premiums earned of $44.5 million for the third quarter of 2007 increased by 27% compared with the same period of last year.
     Gross premiums written of $178.3 million decreased by 4% for the nine months ended September 30, 2007 compared to the same period of 2006, while net premiums written of $131.8 million increased by 14% for the nine months ended September 30, 2007 over the same period of 2006. Net premiums earned of $120.8 million for the nine months of 2007 increased by 8% compared with the same period last year.
     Total revenues of $49.0 million for the third quarter of 2007 increased by 1% over the same period of 2006. Total revenues of $153.6 million for the nine months ended September 30, 2007 increased by 5% over the same period of 2006.
     The Company’s combined ratio was 93.4% for the three months ended September 30, 2007 as compared with 97.7% for the same period of 2006. The Company’s combined ratio was 95.5% for the nine months ended September 30, 2007 as compared with 96.9% for the same period of 2006. Favorable loss reserve development amounted to $2.0 million and $0.5 million during the third quarter of 2007 and 2006, respectively. Favorable loss reserve development amounted to $11.7 million and $5.3 million for the first nine months of 2007 and 2006, respectively.
     Net investment income decreased by 66% to $4.5 million for the third quarter of 2007 compared with $13.3 million for the same period of 2006. Through the nine months ended September 30, 2007, investment income decreased by 8% to $32.1 million as compared with $34.8 million for the same period of 2006. The decrease in the third quarter of 2007 investment income was largely due to lower trading portfolio income and lower returns on limited partnership hedge funds, which were partially offset by slightly higher yields on income from fixed maturities-available for sale and short-term investments.
     Net realized investment losses after taxes were $133,000, or $.01 per diluted share, for the third quarter of 2007, as compared with net realized investment losses after taxes of $189,000, or $.02 per diluted share, for the same period of 2006. Net realized investment gains after taxes for the nine months ended September 30, 2007 were $44,000, or $.00 per diluted share, compared with net realized investment losses of $230,000, or $.03 per diluted share, for the same period in 2006.
     At September 30, 2007 the Company’s total cash, investments and net receivable for securities sold amounted to $687.7 million as compared with $685.3 million at June 30, 2007. The investment portfolio at September 30, 2007 consisted of cash, short-term investments and net receivable for securities sold of $235.3 million, or 34.2%; fixed maturities of $245.9 million, or 35.8%; and limited partnership hedge funds of $206.5 million, or 30.0%.
     Accumulated other comprehensive loss, as of September 30, 2007, was $2.2 million as compared to accumulated other comprehensive income of $87,000 as of December 31, 2006. Included in the 2007 amount were unrealized losses, net of taxes, of $2.2 million on $171 million in residential mortgage backed securities rated AAA by S&P.
     A. George Kallop, President and Chief Executive Officer, in commenting on the overall results for the quarter said, “We are pleased with the overall year to date results for 2007, including our 14% growth in net premiums written and the 6.2% annualized investment return achieved under difficult market conditions. The growth in net premiums reflects our opportunistic approach to insurance markets and is consistent with our underwriting standards and strategy. The Company’s investment portfolio has performed well in spite of recent turbulence in the financial markets. We believe that it reflects the financial expertise of the Company and its investment manager, and the emphasis we jointly place on risk management.”
     NYMAGIC, INC. will hold a conference call on its third quarter 2007 financial results live on Tuesday, November 6, 2007 at 9:00 A.M. ET. The call will last for up to one hour.
     Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-340-2732 entering ID# 21483543 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 21483543.

     NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.
     This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2007 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, and hurricanes Katrina and Rita, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2007 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Net premiums earned	$44,460	$35,117	$120,794	$111,554
Net investment income	4,497	13,279	32,094	34,790
Realized investment gains (losses)	(204)	(292)	67	(355)
Commission and other income	210	290	667	830

Total revenues	48,963	48,394	153,622	146,819

Expenses:
Net losses & loss adjustment exp.	23,739	19,729	64,070	62,841
Policy acquisition expenses	9,487	6,586	26,425	22,442
General & administrative expenses	8,310	8,000	24,890	22,805
Interest expense	1,676	1,673	5,026	5,024

Total expenses	43,212	35,988	120,411	113,112

Income before income taxes	5,751	12,406	33,211	33,707
Total income tax expense	1,952	3,828	11,568	11,268

Net income	$3,799	$8,578	$21,643	$22,439

Earnings per share:
Basic	$.43	$.97	$2.43	$2.55

Diluted	$.41	$.93	$2.35	$2.45
Weighted average shares outstanding:
Basic	8,916	8,814	8,891	8,796
Diluted	9,203	9,216	9,227	9,148

Balance sheet data:	September 30,	December 31,
	2007	2006
Shareholders’ equity	$290,966	$270,700
Book value per share (1)	$31.75	$29.14

(1)	Calculated on a fully diluted basis.

Supplementary information:

	NYMAGIC Gross Premiums Written
By Segment		Three months ended September 30,		Nine months ended September 30,
	2007	2006	Change	2007	2006	Change
	(Dollars in thousands)
Ocean marine	$24,633	$24,514	0%	$79,315	$79,634	0%
Inland marine/fire	4,406	4,635	(5%)	13,124	15,352	(15%)
Other liability	23,135	20,660	12%	85,792	89,791	(4%)

Subtotal	52,174	49,809	5%	178,231	184,777	(4%)

Runoff lines (Aircraft)	1	(4)	NM	24	32	NM

Total	$52,175	$49,805	5%	$178,255	$184,809	(4%)

	NYMAGIC Net Premiums Written
By Segment	Three months ended September 30,			Nine months ended September 30,
	2007	2006	Change	2007	2006	Change
	(Dollars in thousands)
Ocean marine	$17,476	$16,476	6%	$55,262	$58,052	(5%)
Inland marine/fire	1,527	1,577	(3%)	4,867	5,266	(8%)
Other liability	19,546	15,976	22%	71,651	52,599	36%

Subtotal	38,549	34,029	13%	131,780	115,917	14%
Runoff lines (Aircraft)	(15)	60	NM	69	144	NM

Total	$38,534	$34,089	13%	$131,849	$116,061	14%

	NYMAGIC Net Premiums Earned
By Segment	Three months ended September 30,			Nine months ended September 30,
	2007	2006	Change	2007	2006	Change
	(Dollars in thousands)
Ocean marine	$19,887	$18,267	9%	$54,732	$60,079	(9%)
Inland marine/fire	1,872	1,844	2%	5,084	5,936	(14%)
Other liability	22,723	14,946	52%	60,916	45,395	34%

Subtotal	44,482	35,057	27%	120,732	111,410	8%
Runoff lines (Aircraft)	(22)	60	NM	62	144	NM

Total	$44,460	$35,117	27%	$120,794	$111,554	8%

Investment income results:

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in millions)
Fixed maturities, available for sale	$3.1	$1.7	$11.3	$7.4
Fixed maturities, trading securities	0.3	6.8	1.9	15.0
Short-term investments	2.7	2.9	6.1	6.4
Equity in earnings of limited partnerships	(1.2)	2.9	14.7	9.2

Total investment income	4.9	14.3	34.0	38.0
Investment expenses	(0.4)	(1.0)	(1.9)	(3.2)

Net investment income	$4.5	$13.3	$32.1	$34.8

CONTACT:
     NYMAGIC, INC.
     George R. Trumbull/A. George Kallop, 212-551-0610
               or
     Richard Lewis Communications
     Richard Lewis, 212-827-0020